Exhibit 99.(p)(iii)

Code of Ethics

1.1 Introduction

1.1.1 Standards of Business Conduct

World Asset Management, Inc. (“World”) seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. As a registered investment adviser, World has a duty to deal fairly with and act in the best interests of its clients and World’s employees have a duty to place the interests of World’s clients ahead of their own. The confidence and trust placed in World by its clients is something World’s employees should value and endeavor to protect.

To further these goals, World has adopted policies and procedures that pertain to World’s employees, officers, directors and other persons occupying a similar status or performing similar functions, as well as any other persons who provide investment advice on behalf of World and are subject to World’s supervision and control. World’s policies and procedures, including this Code of Ethics, require the personnel of World to adhere to certain standards of conduct and to comply with all applicable Federal securities laws. Personnel of World should strive not only to comply with World’s policies and procedures, but to conduct themselves in such a manner as to instill confidence and trust in World’s clients.

1.1.2 General Principles and Applicability of this Code of Ethics

This Code of Ethics (“Code”) establishes rules of conduct for employees of World. For purposes of this manual, each employee will be defined as all persons employed by World including all Access Persons as defined in this manual. Temporary employees who will be employed at or through World for less than 30 calendar days shall not be deemed to be an Employee.

The Code is designed to (i) govern the personal securities activities of Employees; (ii) prevent Employees from engaging in fraud; and (iii) require World to use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

As a general matter, in connection with personal securities transactions, Employees should (1) always place the interests of Advisory Clients (as defined in “Further Information-Definitions” section) first; (2) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an Employee’s position of trust and responsibility; and (3) not take inappropriate advantage of their positions.

1.1.3 Distribution of the Code to Persons Subject to the Code

The CCO (or his or her designee) shall provide a copy of this Code to each Employee within 10 days of such person becoming subject to the Code. Thereafter, the CCO (or his or her designee) shall provide each Employee with a copy of the Code on an annual basis and promptly after any amendment to the Code. Each Employee shall acknowledge receipt of the Code and any amendments by signing the “Annual Code of Ethics Certification” as found in the “Further Information” section.

1.2 General Policies

1.2.1 Anti-Fraud

It shall be a violation of this Code for any Employee in connection with the purchase or sale, directly or indirectly, by such person of any security to:

• employ any device, scheme or artifice to defraud an Advisory Client;

•                                          make to an Advisory Client any untrue statement of a material fact or omit to state to an Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•                                          engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon an Advisory Client; or

•                                          engage in any manipulative practice with respect to an Advisory Client.

1.2.2 Confidentiality

All information obtained from any Employee hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

1.2.3 Involvement in Criminal Matters or Investment-Related Civil Proceedings

Each Employee must notify the CCO as soon as reasonably practical, if he or she is arrested, arraigned, indicted or pleads no contest to any criminal offense (other than minor traffic violations) or if named as a defendant in any investment-related civil proceedings or any administrative or disciplinary action.

1.2.4 Other Laws, Rule and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Employee from acting in accordance with the provisions of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by World or a fund sub-advised by World. No exception to a provision in the Code shall be granted where such exception would result in a violation of Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”), if applicable, or Rule 204A-1 under the Advisers Act.

1.2.5 Recordkeeping

This Code, a copy of each report by an Employee, any written report by World, and lists of all persons required to make reports shall be preserved with World’s records in the manner and to the extent required by Rule 204-2 under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

The CCO shall maintain such reports and such other records as are required by this Code.

1.2.6 Reporting Violations of the Code

An Employee who becomes aware of a violation of this Code, whether on the part of the Employee or any other person subject to the Code, shall promptly report such violation to the CCO. Failure to disclose or report to the CCO any violation of this Code is in and of itself a violation of the Code.

An Employee shall not be subject to retaliation as a result of any report made pursuant to this Section. However, if an Employee believes that he or she may suffer retaliation, such Employee may report the violation on an anonymous basis. (See World’s “Policy and Procedures for Hotline Reporting”)

1.2.7 Sanctions

Upon discovering that an Employee has not complied with the requirements of this Code, the CCO shall submit such findings to the President. The President may impose on that Employee whatever sanctions they deems appropriate, including, among other things, the unwinding of the transaction and the disgorgement of profits, a letter of censure, mandatory Code of Ethics training, monetary sanctions, suspension or termination of employment. Where related to World’s services on behalf of a Fund, any significant sanction imposed shall be reported to the relevant Fund’s Chief Compliance Officer and Board. Notwithstanding the foregoing, the CCO shall have discretion to determine, on a case-by-case basis, that no material violation shall be deemed to have occurred. The CCO may recommend that no action be taken, including waiving the requirement to disgorge profits. A written memorandum of any such finding shall be filed with reports made pursuant to this Code.

1.2.8 Amendments and Waivers

Any limitations and restrictions specified in the Code may be modified only by the CCO on a case by case basis. Each such modification shall be documented in writing by the CCO, including in particular the basis for the modification. Although exceptions to the Code will rarely, if ever, be granted, the CCO may grant exceptions to the requirements of the Code on a case-by-case basis if he or she finds that the proposed conduct involves negligible opportunity for abuse.

1.3 Gift Policy

The gift policy of World Asset Management, Inc. (“World”) covers both giving gifts to and accepting gifts from clients, brokers and other persons with whom we do business (collectively, “vendors”). It is based on the applicable requirements of Comerica Inc.’s Code of Ethics.

Under our policy, employees may not give gifts to or accept gifts from vendors with a value in excess of $100 per person per year. In addition, employees must report to the Compliance Department if they accept certain types of gifts of any value. A “gift” is defined as any kind of gratuity. Since giving or receiving any gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest, World relies on its employees’ professional attitude and good judgment to ensure that our policy is observed to the fullest extent possible. The discussion below is designed to assist employees in this regard.

1.3.1 Gifts Given By Employees

An employee may not give any gift with a value in excess of $100 per year to any client of World or any person associated with a securities or financial organization, including exchanges, broker-dealers, commodity firms or the news media. Additionally, World may not take a tax deduction for any gift with a value exceeding $25. While this policy discusses limits on gifts, it is not intended to authorize any employee to give any gift to a vendor. Prior to giving any gifts, the employee must record the proposed gift on the Gift & Gratuity log (Appendix A) and submit the log to the Chief Compliance Officer or his/her Designated Person.

1.3.2 Gifts Accepted By Employees

On occasion, because of their position within World, employees may be offered, or may receive without notice, gifts from clients or vendors. Employees may not accept any gift or form of entertainment from vendors (e.g., tickets to the theater or a sporting event where the vendor does not accompany the employee) other than gifts of nominal value, defined as under $100 in total from any vendor in any year. Managers may, if they deem it appropriate for their department, adopt a lower dollar ceiling. Any gift accepted by an employee must be reported to the Chief Compliance Officer or his/her Designated Person and logged on the Gift & Gratuity Log, subject to certain exceptions. In addition, this gift policy does not apply to normal and customary business entertainment or to personal gifts.

Employees may not accept a gift of cash or a cash equivalent (e.g., gift certificates) in any amount, and under no circumstances may an employee solicit a gift from a vendor.

Employees may wish to have gifts from vendors donated to charity, particularly where it might be awkward or impolite for an employee to decline a gift not permitted by our policy. In such case, the gift should be forwarded to the Chief Compliance Officer or his/her Designated Manager, who will arrange for it to be donated to charity. Similarly,   employees may wish to suggest to vendors that, in lieu of an annual gift, the vendors make a donation to charity. In either situation discussed in this paragraph, an employee would not need to report the gift to the firm.

Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined, returned or given to World to donate to charity in order to protect World’s reputation and integrity. Gifts of a nominal value (i.e., gifts whose reasonable aggregate value is no more than $100 a year), customary business meals, entertainment (e.g., reasonable sporting events) and promotional items (e. g., pens, mugs, T-shirts) may be accepted. Employees may not accept a gift of cash or a cash equivalent (e.g., gift certificates) in any amount. Employees must report all gifts including nominal gifts to the Compliance Department in accordance with the requirements of World’s Gift Policy.

Employees should notify the Compliance Department via e-mail with pertinent information regarding when the gift was received, by whom, the approximate value and a description of the gift.

1.3.3 Exclusion for Business Entertainment/Personal Gifts

This gift policy does not apply to normal and customary business meals and entertainment with vendors. For example, if an employee has a business meal and attends a sporting event or show with a vendor, that activity would not be subject to our gift policy, provided the vendor is present.

If, on the other hand, a vendor gives an employee tickets to a sporting event and the employee attends the event without the vendor also being present, the tickets would be subject to the dollar limitation and reporting requirements of our gift policy. Under no circumstances may employees accept business entertainment that is extraordinary or extravagant in nature. The receipt or provision of business entertainment involving airplane travel and/or overnight lodging is not permitted unless approved, in advance, by World’s Chief Investment Officer or Chief Compliance Officer. Receipt of airplane travel and/or overnight lodging by any of the aforementioned officers must be approved as follows:

In addition, this gift policy does not apply to usual and customary gifts given to or received from vendors based on a personal relationship (e.g., gifts between an employee and a vendor where the vendor is a family member or personal friend).

1.3.4 Reporting

All employees must report annually all gifts given to or accepted from clients and vendors to the Chief Compliance Officer or his/her Designated Person on the Gift & Gratuity log.

Employees are not required to report the following: (i) usual and customary promotional items given to or received from vendors (e.g., hats, pens, T-shirts, and similar items marked with a firm’s logo) or (ii) food items consumed on the firm’s premises (e.g., candy, popcorn, etc.) which are not so frequent or extravagant as to create a conflict of interest.

Questions regarding the appropriateness of any gift should be directed to the Compliance Department.

1.4 Reporting Requirements for Employees

1.4.1 Brokerage Statements and Confirmations

Every Employee and members of his or her Immediate Family (as defined in “Further Information-Definitions” section) must arrange for the Compliance Department to receive directly from any broker, dealer or bank that effects any securities transaction, duplicate copies of each confirmation for each such transaction and periodic statements for all accounts that hold any securities in which such Employee has a Beneficial Ownership interest. To assist in making these arrangements, the Compliance Department will send a letter to each broker, dealer or bank based on the information provided by the Employee. Exceptions to this policy must be pre-approved by the Compliance Department.

1.4.2 Initial and Annual Disclosure of Personal Holdings

No later than 10 days after becoming an Employee and thereafter on an annual calendar year basis, each Employee must submit a Personal Holdings of Securities report.

The Initial and Annual Reports of Personal Holdings of Securities must contain:

a.   The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares, and principal amount of each Reportable Security in which the Employee has any direct or indirect Beneficial Ownership interest;

b.  The name of any broker, dealer or bank with which the Employee maintains an account in which any securities are held for the Employee’s direct or indirect benefit; and

c.  The date the Employee submits the report.

The information in the report must be current as of a date no more than 45 days prior to the date the report is submitted. Initial Reports of Personal Holdings shall be in the format specified in the “Further Information” section. Annually, each Employee shall confirm the accuracy of the information regarding securities holdings and accounts previously provided to the Compliance Department in the format specified in the “Further Information” section. Each Employee shall also list any previously unreported securities holding or account.

If not previously provided, the Employee must provide or ensure that reports or duplicate copies of supporting documentation (e.g., brokerage statements or similar documents) of securities holdings required to be reported herein are provided to the CCO.

1.4.3 Quarterly Transaction Reports

1.4.3.1 General Requirement

All employees are required to submit, on a quarterly basis, all personal securities transactions, in which they have a direct or indirect interest, to the Chief Compliance Officer or their designee. Each Employee shall also list any previously unreported transaction that occurred prior to the end of the quarter to which the report relates involving a Reportable Security (as defined in ‘Further Information-Definitions” section) in which the Employee had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. Previously unreported transactions might include, for example, securities that are not purchased or sold through an Employee’s brokerage account or securities acquired through a gift or inheritance. The submission must contain the following information:

Date of the transaction Buy/Sell (or other type of acquisition or disposition) Title of security and symbol or CUSIP Interest rate and maturity Number of shares Execution price Principal amount of trade Name of broker or financial institution

This submission must be signed and dated no later than 30 days after the end of each calendar quarter.

1.4.3.2 Exempt Transactions

Exemptions to Quarterly Securities Transaction Reporting:

Quarterly Transaction Reporting submissions are not required if:

The Compliance department is currently receiving, within 30 days of the end of the quarter, all statements and confirmations from all securities accounts you hold outside of Comerica Securities or all of your reportable securities holdings are already held at Comerica Securities.

Transactions take place in accounts over which you have no direct or indirect influence or control.

Transactions that take place in an automatic investment plan which means regular periodic purchases (or withdrawals) made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. Dividend reinvestment plans fall into this category.

1.4.3.3 Reporting Deadline

An Employee must submit any transaction report required by this Section to the CCO or their designee no later than 30 days after the end of the calendar quarter in which the transaction occurred.

1.4.3.4 Reportable Holdings

For security holdings reporting purposes, the term “security” shall mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, common trust fund, collective fund, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. 529 Plans are also considered securities.

All holdings of any of the above listed securities are required to be reported to World. In addition, if you hold any shares of a reportable open-end fund defined as any investment company registered under the 1940 Act for which World serves as an investment adviser or sub-adviser and any investment company registered under the 1940 Act whose investment adviser or principal underwriter controls, is controlled by, or is under common control with World. The World reportable funds are as follows:

REPORTABLE FUNDS

FUND NAME	TICKER	CUSIP

The Munder Funds	MUXYX	626129787
Munder Index 500 Fund	MUXKX	626129779
	MUXAX	626129761
	MUXBX	626129225

Calvert Social Index Series,	CISIX	131582751
A series of Calvert Social Index Series, Inc.	CSXAX	131582785
	CSXBX	131582777
	CSXCX	131582769
Calvert VP EAFE International Index Fund		866167547 (F shares)
A Calvert Market Index Variable Strategy

All Exchange Traded Funds are Reportable Securities. Shares of closed-end investment companies are Reportable Securities regardless of affiliation. Shares issued by unit investment trusts might include separate account options under variable insurance contracts.

Exceptions:

Reportable Security means any Security (as defined above) except:

• direct obligations of the Government of the United States

• bankers’ acceptances, bank certificates of deposit, commercial paper and High Quality Short-Term Debt Instruments (including repurchase agreements)

•                  shares issued by money market funds

•      shares issued by open-end investment companies registered under the 1940 Act, unless it is a Reportable Fund shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are Reportable Funds.

1.4.3.5 Quarterly Review

At least quarterly, the CCO (or their designee) shall review the brokerage confirmations, brokerage statements and any reports received from or on behalf of an Employee. A Compliance Officer, other than the CCO, will review such material and trading activity as it relates to any reportable holdings of the CCO. Such review shall include, as appropriate:

• Whether all securities transactions complied with this Code;

• Whether any Advisory Client accounts owned the securities at the time of the securities transaction; and

• Whether any securities transactions demonstrate a pattern that may indicate abuse.

1.5 Restrictions on Activities

1.5.1 Initial Public Offering and Limited Offering

No Employee shall acquire directly or indirectly any securities in an “initial public offering” for his or her personal account except “initial public offerings” of registered investment companies. For this purpose, an “initial public offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934.

No Employee shall acquire directly or indirectly securities in a “limited offering” (which are sometimes also referred to as “private placements”) except after receiving pre-clearance from World’s Chief Compliance Officer (“CCO”) (or his or her designee). In all such instances, the Employee shall complete a written or electronic request for pre-clearance providing full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of Advisory Clients). The CCO may not approve any such transaction unless he or she determines, after consultation with other investment advisory personnel of the appropriate World personnel (e.g., World’s Chief Investment Officer), that Advisory Clients have no reasonably foreseeable interest in purchasing such securities.

For this purpose, a “limited offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or 4(6) thereof, or pursuant to Regulation D thereunder. An Employee who has been authorized to acquire and has acquired securities in a “limited offering” must disclose that investment to the CCO and the Chief Investment Officer prior to, and explain that the disclosure is being made is in connection with, the Employee’s subsequent consideration of an investment in the issuer by an Advisory Client.

1.5.2 Service as a Director

No Employee shall serve on the board of directors of any publicly-traded company or privately-held company without prior authorization from World’s CCO, Chief Executive Officer (“CEO”) and/or Chief Investment Officer (“CIO”), based upon a determination that such board service would not be inconsistent with the interests of World’s Advisory Clients. In instances in which such service is authorized, the Employee will be isolated from making investment decisions relating to such company through the implementation of appropriate “Chinese Wall” procedures established by the CCO.

This restriction does not apply to non-profit, charitable, civic, religious, public, political, educational or social organizations.

1.5.3 Personal Brokerage Accounts

It is the policy of World that all personal brokerage accounts, including accounts where an employee has a personal financial direct or indirect interest, be held with Comerica Securities, an affiliate of World. It is the policy of World that all brokerage accounts of World employees; including accounts where an employee has a personal direct or indirect financial interest, be disclosed and monitored by the Compliance department.

The following accounts are exempt and you do not need to transfer them however you must disclose them to the compliance department:

•        Mutual Fund accounts held directly with the fund company

•        401K accounts

•        529 plan accounts held direct

•        Professionally managed accounts where the separate asset manager is not on the Comerica Securities investment advisory platform

•        Bank trust accounts

•        Any account not supported by Pershing LLC (Comerica Securities clearing broker)

•        Accounts of spouses who are registered representatives at a broker dealer and are required to maintain their accounts with their employer.

Any other exceptions for accounts held outside of Comerica Securities must be approved by the CCO or their designee.

1.6 Further Information

1.6.1 Annual Code of Ethics Certification

World Asset Management, Inc. Annual Code of Ethics Certification

Employee:

I.     Introduction

Employees are required to answer the following questions for the year ended 20    . Upon completion, please sign and return the certification by               , to                        in the Compliance Department. If you have any questions regarding this certification or the requirements under the Code of Ethics, please contact                    or                   . All capitalized terms are defined in the Code.

II.           Annual Certification of Compliance with the Code of Ethics

A.  Have you reported all securities transactions that are required to be reported under the Code? (Note: This requirement includes arranging for the Compliance Department to receive, directly from your broker, duplicate transaction confirmations and duplicate periodic statements for each brokerage account in which you have, or a member of your Immediate Family has, a Beneficial Ownership interest, as well as Reportable Securities held in certificate form.)

(Circle “N/A” if there were no transactions.)

Yes No N/A (If no, explain on Questionnaire*)

A.  Have you reported all broker, dealer and bank accounts in which you and/or the members of your Immediate Family hold any securities? (Circle “N/A” if there were no such accounts)

Yes No N/A (If no, explain on Questionnaire*)

C. Have you notified the Compliance Department if you have been arrested, arraigned, indicted, or have plead no contest to any criminal offense, or been named as a defendant in any investment-related civil proceedings, or administrative or disciplinary action? (Circle “N/A” if you have not been arrested, arraigned, etc.)

Yes No N/A (If no, explain on Questionnaire*)

D. Have you given or received any gifts for the year covered by this certification?

Yes No (If yes, list all gifts, with all required information, on the gift table provided in Questionnaire*)

E. Have you complied with the Code of Ethics in all other respects? Yes No (If no, explain on Questionnaire*)

III. Insider Trading Policy

Have you complied in all respects with the Insider Trading Policy? Yes No (If no, explain on Questionnaire*)

IV. Disclosure of Directorships

A. Are you, or is any member of your Immediate Family, a director of any publicly traded company or privately-held company (other than a non-profit, charitable organization).

Yes No

(If yes, list on Questionnaire* each company for which you are, or a member of your Immediate Family is, a director.)

B. If the response to the previous question is “Yes,” do you have knowledge that any of the companies for which you are, or a member of your Immediate Family is, a director will go public or be acquired within the next 12 months?

Yes No

V. Disclosure of Broker-Dealer Relationships

A.                                    Are you, or any relative, employed or affiliated with a broker-dealer? Yes No

(If yes, please respond to question V.B.)

B. Provide the following information for any relatives who are employed or affiliated with a broker-dealer.

Name of Relative	Relation to Access Person	Name of Firm	Title

*Attach copy of Questionnaire

Please note that the language used in this Certification in no way modifies or limits the requirements contained in the Code of Ethics.

I hereby represent that I have received a copy of the Code of Ethics and that I have read and understand the Code of Ethics. I acknowledge that I am subject to the Code of Ethics. I hereby certify that I have complied with all the requirements of the Code of Ethics and that I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of the Code of Ethics. I understand that any untrue or incomplete response may be subject to disciplinary action.

Employee Signature:

Date:

1.6.2 Annual Code of Ethics Questionnaire

WORLD ASSET MANAGEMENT, INC. ANNUAL CODE OF ETHICS QUESTIONNAIRE for 20     Annual Compliance Certification*

Please explain all “No” responses to questions in Sections II and III.  Please list each company for which you are, or a member of your Immediate Family is, a director.

Please list on the Gift & Gratuity Log below, all gifts you received or gave during the year covered by the annual certification.

(Continue on additional sheet if necessary.) *attach to your Annual Compliance Certification

Print Name

Month	Giver/Receiver	Gift Description	Estimated Value

1.6.3 Annual Securities Holding Report:

World Asset Management, Inc. Securities Holding Report As required by Rule 204A-1 under the Investment Advisers Act of 1940.

Only complete this section if you do not have a statement(s) showing your securities holdings dated within the last 45 days or if you purchased additional securities not reflected on your last statement. You must attach your last statement to this form, if available.

1	Security Description, Symbol or Cusip # of Shares & Principal Location of securities Amount

2	Security Description, Symbol or Cusip # of Shares & Principal Location of securities Amount

3	Security Description, Symbol or Cusip # of Shares & Principal Location of securities Amount

4	Security Description, Symbol or Cusip # of Shares & Principal Location of securities Amount

5	Security Description, Symbol or Cusip # of Shares & Principal Location of securities Amount

6	Security Description, Symbol or Cusip # of Shares & Principal Location of securities Amount

If you are required to maintain your brokerage accounts with CS, you must begin the transfer of securities and accounts to Comerica Securities within 45 days. Failure to begin the transfer process will result in a notification to the outside firm/bank that your account is not approved for trading and will be restricted to closing transactions only.

I certify that the above and/or attached information represents a complete and accurate description of my securities holdings and accounts.

Printed Name	Signature

Date

1.6.4 Compliance Contacts

CONTACT PERSONS

CHIEF COMPLIANCE OFFICER

Lisa Walker 248-594-5203

DESIGNEES OF CHIEF COMPLIANCE OFFICER

Rose Bennett 248-594-5218

Mary Litt 248-594-5233

1.6.5 Definitions

If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions, such person should consult with the CCO.

DEFINITIONS

“Access Person” means any employee who has access to nonpublic information regarding any clients’ purchase or sale of securities, has nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All directors, officers and partners of World are considered access persons.

“Advisory Client” means any client (including investment companies and managed accounts) for which World serves as an investment adviser or sub-adviser, renders investment advice, makes investment decisions or places orders through its trading department.

“Beneficial Ownership” A person is generally deemed to have beneficial ownership of a security if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect “pecuniary interest” in the security. The term “pecuniary interest” generally means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an “indirect pecuniary interest” in any securities held by members of the person’s Immediate Family. An indirect pecuniary interest also includes, among other things: a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; a person’s right to dividends that is separated or separable from the underlying securities; a person’s interest in securities held by certain trusts; and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term “derivative security” being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Code, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio Securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity portfolio. The foregoing definitions are to be interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, except that the determination of direct or indirect beneficial ownership for purposes of this Code must be made with respect to all securities that a Employee has or acquires.

“Direct Obligations of the Government of the United States” means any security issued or guaranteed as to principal or interest by the United States, or any certificate of deposit for any of the foregoing. Direct Obligations of the Government of the United States include Cash Management Bills, Treasury Bills, Notes and Bonds, and those Treasury securities designated by the U.S. Department of Treasury as eligible to participate in the STRIPS (Separate Trading of Registered Interest and Principal of Securities) program.

Securities issued by entities controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States are not Direct Obligations of the Government of the United States. This includes securities issued by, for example, the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), the Government National Mortgage Association (Ginnie Mae), Federal Home Loan Banks, Federal Land Banks, Federal Farm Credit Banks, the Federal Housing Administration, the Farmers Home Administration, the Export-Import Bank of the United States, the Small Business Administration, the General Services Administration, Student Loan Marketing Association (Sallie Mae), the Central Bank for Cooperatives, Federal Intermediate Credit Banks and the Maritime Administration.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisors Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“High Quality Short-Term Debt Instrument” means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

“Immediate Family” of an Employee means any of the following persons who reside in the same stepparent father-in-law household as the Employee:
child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Reportable Fund” means any investment company registered under the 1940 Act for which World serves as an investment adviser or sub-adviser and any investment company registered under the 1940 Act whose investment adviser or principal underwriter controls, is controlled by, or is under common control with World.

“Reportable Security” means any Security (as defined below) except (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and High Quality Short-Term Debt Instruments (including repurchase agreements); (iii) shares issued by money market funds; (iv) shares issued by other open-end investment companies registered under the 1940 Act, unless it is a Reportable Fund; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are Reportable Funds. All Exchange Traded Funds are Reportable Securities. Shares of closed-end investment companies are Reportable Securities regardless of affiliation. Shares issued by unit investment trusts might include separate account options under variable insurance contracts.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, common trust fund, collective fund, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. 529 Plans are securities.

1.6.6 Initial Holdings Report

WORLD ASSET MANAGEMENT, INC. INITIAL

REPORT OF PERSONAL HOLDINGS OF

SECURITIES

Name:

Position/Department:

I. To comply with SEC regulations and the Code of Ethics, all persons are required to provide a holdings report containing the following information (the information must be current as of a date no more than 45 days before the report is submitted):

a. The title, type, exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which you have any direct or indirect beneficial ownership; and

b. The name of any broker, dealer, or bank with whom you maintain an account in which any securities are held for your direct or indirect benefit.

Please complete the form below listing all broker, dealer and bank accounts in which you (or a member of your Immediate Family) hold any securities*. You must attach a list of the reportable securities held in each account as well as the information listed in item (a) above. A copy of the most recent statement for each account may be attached for this purpose if it is accurate and provides all the required information.

Please include all accounts, even if they only hold non-reportable mutual funds.

Account Owner	Account Number	Firm

If you have a Beneficial Ownership interest in securities that are not listed in an attached account statement, or hold the physical certificates, list them below:

Name of Security Quantity Value Custodian

1.

2.

3.

(Attach separate sheet if necessary)

I certify that I have received a copy of the Code of Ethics, that I have read and understand the Code of Ethics and that this form, and the attached statements (if any) constitute all of the broker, dealer or bank accounts and reportable securities in which I have a Beneficial Ownership interest, including those for which I hold physical certificates, as well as those held in accounts of my Immediate Family.

Signed:	Date:

*Please note that bank checking, savings accounts and bank certificates of deposit are not reportable.

1.7 Appendix A -Gift & Gratuity Log

Appendix A — Gift and Gratuity Log GIFTS, GRATUITIES, AND NON-MONETARY COMPENSATION LOG World Asset Management, Inc.

Supervisory Principal:

Date	Employee	(G) Given or (R) Received from	Type of Gift	Value

2.1 Policy Statement — Insider Trading Policy

World Asset Management, Inc. (“World”) seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in World by clients is something we should value and endeavor to protect. To further that goal, this Policy Statement implements procedures to deter the misuse of material, nonpublic information in securities transactions.

2.1.1 Prohibitions

Employees are prohibited from trading, either personally or on behalf of others (including advisory clients), on material, nonpublic information or communicating material, nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The receipt of the material nonpublic information may also be characterized as issuer “selective disclosure.” This policy applies to every officer, director and employee and extends to activities within and outside their duties at World. Any questions regarding this policy should be referred to the Compliance Department.

2.1.2 General Sanctions

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall and permanently bar you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

2.1.3 Insider Trading Defined

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material, nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material, nonpublic information to others. While the law concerning insider trading is not static, it is currently understood that the law generally prohibits:

a. trading by an insider, while in possession of material, nonpublic information;

b. trading by a non-insider, while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

c. recommending the purchase or sale of securities on the basis of material, nonpublic information;

d. communicating material, nonpublic information to others; or

e. providing substantial assistance to someone who is engaged in any of the above activities.

The elements of insider trading and the penalties for such unlawful conduct are described below.

Any employee who, after reviewing these Policies and Procedures, has any question regarding insider trading should consult with the Compliance Department. Often, a single question can forestall disciplinary action or complex legal problems.

2.1.4 Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

2.1.5 Selective Disclosure Defined

Selective disclosure occurs when an issuer of publicly traded securities, or person acting on its behalf, discloses material nonpublic information to securities industry professionals, institutional investors, and certain other persons (including portfolio managers and securities analysts) who would reasonably be expected to trade or provide trading advice on the basis of the information. In the event of such occurrence, the issuer is required to make immediate or prompt (depending on whether the disclosure was intentional) public disclosure of such information. The regulation covers only communications by an issuer’s senior management, its investor relations professionals, and others who regularly communicate with market professionals and security holders.

Issuer selective disclosure bears a close resemblance to insider trading since a few individuals gain an informational edge and the ability to use that edge to profit from their superior access to corporate insiders, rather than from their skill, acumen, or diligence. Likewise, selective disclosure has an adverse impact on market integrity by causing investors to lose confidence in the fairness of the markets when they know that other participants may exploit “unerodable informational advantages” derived not from hard work or insights, but from their access to corporate insiders. There is also the danger that corporate management will treat material information as a commodity to be used to gain or maintain favor with particular analysts or investors. Employees should exercise particular caution any time they speak privately with the senior management of an issuer or its public relations professionals to make sure they are not obtaining material, nonpublic information. Employees may not sign confidentiality agreements with issuers without the prior review and approval of the Compliance Department as confidentiality agreements may be an indication the employee has been provided material, nonpublic information.

2.1.6 Contact the Compliance Department

To protect yourself, our clients, and World, you should contact the Compliance Department immediately if you believe that you may have received material, nonpublic information.

2.2 Explanations

2.2.1 Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. In addition, World may become a temporary insider. According to the United States Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.2.2 What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. It need not be important that it would have changed the investor’s decision to buy or sell. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any question about whether information is material to the Compliance Department.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

Material information does not have to relate to a company’s business. For example, the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

Material, non-public information may not only relate to issuers but also to World Asset’s securities recommendations and client securities holdings and transactions.

2.2.3 What is Nonpublic Information?

Information is nonpublic until it has been effectively disseminated broadly to investors in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

2.2.4 What are the Penalties for Insider Trading?

Penalties for trading on or communicating material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

Penalties include: (a) civil injunctions; (b) treble damages; (c) disgorgement of profits; (d) jail sentences; (e) fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and (f) fines for the employer or other controlling person of up to the greater of $ 1,000,000 or three times the amount of the profit gained or loss avoided.

In addition to the foregoing, any violation of these Policies and Procedures can be expected to result in serious sanctions, including dismissal of the person or persons involved.